Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On October 31, 2013, InvenSense, Inc. (the “Company”) completed the acquisition of certain assets of the micro-electro-mechanical systems (MEMS) microphone product line (“MPL”) of Analog Devices, Inc. (“ADI”), including intellectual property, goodwill and certain tangible and intangible assets. The transaction included all MEMS microphone devices and complete turnkey reference designs for ADI’s MEMS microphone product line, approximately 37 of ADI’s core employees within the MEMS microphone product line and certain support operations, located primarily in Wilmington, Massachusetts, Bratislava, Slovakia and Shanghai, China. In addition, ADI will provide certain transition related services to the Company, which include supplying inventory for a limited period of time following the acquisition. In connection with the acquisition, the Company paid ADI $100.0 million in cash, with potential additional amounts up to $70.0 million payable upon achievement of certain revenue targets over the 12-month period following the closing. Due to a low probability of achieving the revenue targets, no fair value is assigned to the contingent consideration in the purchase price allocation described below.

For the purpose of the unaudited pro forma combined condensed financial statements, the acquisition was assumed to have occurred as of April 2, 2012, with respect to the unaudited pro forma combined condensed statements of income for the fiscal year ended March 31, 2013 and for the six months ended September 29, 2013 and as of September 29, 2013 with respect to the unaudited pro forma combined condensed balance sheet. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable.

The acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is based on estimates, assumptions, third party valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, purchase price allocation and adjustments reported herein will remain preliminary until the Company has all of the information necessary to finalize the allocation of the purchase price, and the final acquisition accounting adjustments could differ materially from the pro-forma adjustments presented herein. Any increase or decrease in the fair value of the Microphone Product Line’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company due to differences in amortization related to these assets and liabilities. The Company intends to complete the purchase price allocation within twelve months of the closing of the acquisition.

The unaudited pro forma combined condensed financial information has been provided to comply with the presentation of certain financial information relating to MPL in satisfaction of the requirements of Rule 3-05 of Regulation S-X, as required to be filed pursuant to Items 9.01(a) and 9.01(b) of Form 8-K. Historically, ADI had not maintained certain distinct and separate accounts as it relates to MPL. Consequently, full separate financial statements did not exist.

The unaudited pro forma combined condensed financial information is for informational purposes only and does not purport to represent what the Company’s actual results would have been if the acquisition had been completed as of the date indicated above, or that may be achieved in the future. For example future results may be impacted by events similar to those described in Note 4 to the audited Microphone Product Line financial statements where the Microphone Product Line’s parts are not included in the next generation of a customer’s product. The unaudited pro forma combined condensed statement of income does not include the effects of any cost savings from operating efficiencies or synergies that may result from the acquisition.

The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with the Company’s historical financial statements included in the Company’s annual report on Form 10-K for the year ended March 31, 2013, filed on June 14, 2013 with the SEC and quarterly report on Form 10-Q for the quarter ended September 29, 2013, filed on November 8, 2013 with the SEC, as well as audited abbreviated financial statements as of and for the nine month period ended August 3, 2013 and related notes of MPL that are attached as Exhibit 99.1 to this Current Report on Form 8-K/A.

INVENSENSE, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(In thousands)

	September 29, 2013
	InvenSense	MBL	Pro forma adjustments			Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$118,183	$—	$(100,000)	a	)	$18,183
Short-term investments	43,342	—	—			43,342
Accounts receivable	35,566	—	—			35,566
Inventories	38,469	2,217	3,306	b	)	43,992
Prepaid expenses and other current assets	13,728	—	—			13,728

Total current assets	249,288	2,217	(96,694)			154,811
Property and equipment, net	16,677	4,904	(586)	b	)	20,995
Intangible assets, net	—	—	37,410	c	)	37,410
Goodwill	—	—	52,748	c	)	52,748
Long-term investments	56,236	—	—			56,236
Other assets	3,046	—	—			3,046

Total assets	$325,247	$7,121	$(7,121)			$325,247

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,418	$—	$—			$14,418
Accrued liabilities	12,387	—	—			12,387

Total current liabilities	26,805	—	—			26,805
Long-term liabilities	7,637	—	—			7,637

Total liabilities	34,442	—	—			34,442

Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Preferred stock, $0.001 par value — 20,000 shares authorized, no shares issued and outstanding at September 29, 2013 and March 31, 2013	—	—	—			—
Common stock:
Common stock, $0.001 par value — 750,000 shares authorized, 87,046 shares issued and outstanding at September 29, 2013, 84,980 shares issued and outstanding at March 31, 2013	175,127	—	—			175,127
Accumulated other comprehensive (loss)	(41)	—	—			(41)
Retained earnings/Net investment	115,719	7,121	(7,121)			115,719

Total stockholders’ equity	290,805	7,121	(7,121)			290,805

Total liabilities and stockholders’ equity	$325,247	$7,121	$(7,121)			$325,247

INVENSENSE, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

(In thousands, except per share amounts)

	For Year Ended March 31, 2013
	InvenSense	MPL	Pro forma adjustments			Pro Forma Combined
Net revenue	$208,634	$66,780	$—			$275,414
Cost of revenue	97,937	35,297	8,331	d	)	141,565

Gross profit	110,697	31,513	(8,331)			133,849
Operating expenses:
Research and development	24,648	17,056	(27)	d	)	41,677
Selling, general and administrative	29,391	10,905	223	d	)	40,519

Total operating expenses	54,039	27,961	196			82,196

Income from operations	56,658	3,522	(8,527)			51,653
Other income, net	348	—	—			348

Income before income taxes	57,006	3,522	(8,527)			52,001
Income tax provision	5,301	—	(277)	e	)	5,024

Net income	$51,705	$3,522	$(8,250)			$46,977

Net income per share:
Basic	$0.62	—	—			$0.57

Diluted	$0.59	—	—			$0.54

Weighted average shares outstanding used in computing net income per share:
Basic	82,738	—	—			82,738

Diluted	87,359	—	—			87,359

INVENSENSE, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

(In thousands, except per share amounts)

	For Six Months Ended September 29, 2013
	InvenSense	MPL	Pro forma adjustments			Pro Forma Combined
Net revenue	$126,851	$22,418	$—			$149,269
Cost of revenue	60,955	12,918	2,512	d	)	76,385

Gross profit	65,896	9,500	(2,512)			72,884
Operating expenses:
Research and development	17,924	5,195	(14)	d	)	23,105
Selling, general and administrative	20,580	2,990	111	d	)	23,681

Total operating expenses	38,504	8,185	98			46,787

Income from operations	27,392	1,315	(2,610)			26,097
Other income, net	291	—	—			291

Income before income taxes	27,683	1,315	(2,610)			26,388
Income tax provision	3,753	—	(106)	e	)	3,647

Net income	$23,930	$1,315	$(2,504)			$22,741

Net income per share:
Basic	$0.28					$0.27

Diluted	$0.27					$0.26

Weighted average shares outstanding used in computing net income per share:
Basic	85,658					85,658

Diluted	88,841					88,841

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined condensed balance sheet as of September 29, 2013 is based on the historical financial statements of the Company and MPL after giving effect to the acquisition adjustments resulting from the acquisition of MPL. The unaudited pro forma combined balance sheet as of September 29, 2013 is presented as if the acquisition had occurred on September 29, 2013.

The unaudited pro forma combined condensed statements of income for the year ended March 31, 2013 and for the six month period ended September 29, 2013 are based on the historical financial statements of the Company and MPLs financial statements for the same periods after giving effect to the acquisition adjustments. The unaudited pro forma combined condensed statements of income for the year ended March 31, 2013 and six month period ended September 29, 2013 are presented as if the acquisition had occurred on April 2, 2012.

NOTE 2. PRELIMINARY ESTIMATED PURCHASE PRICE ALLOCATION

The acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is based on estimates, assumptions, third party valuations and other studies of the value of the acquired assets which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, purchase price allocation and adjustments reported herein will remain preliminary until the Company has all of the information necessary to finalize the allocation of the purchase price, and the final acquisition accounting adjustments could differ materially from the pro-forma adjustments presented herein. Any increase or decrease in the fair value of the Microphone Product Line’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company due to differences in amortization related to these assets and liabilities. The Company intends to complete the purchase price allocation within twelve months of the closing of the acquisition.

Subject to these uncertainties and possibilities for future adjustment, the following table summarizes the cash paid and the current, tentative and preliminary estimated fair values of the assets acquired and the liabilities assumed as if the acquisition of MPL occurred on April 2, 2012.

Total Amount
Assets Acquired	(in thousands)
Inventories	$5,524
Property and equipment, net	4,318
Intangible assets:
Developed Technology	28,520
In-Process Research & Development	7,330
Customer Relationships	1,560
Goodwill	52,748

Total assets acquired	100.000

Total purchase price	$100,000

The preliminary fair value of intangible assets of $37.4 million has been allocated on a preliminary, tentative basis to the following three asset categories: 1) developed technology, 2) in-process research & development and 3) customer relationships. Developed technology and customer relationships will be amortized on a straight line basis over the estimated useful life of the assets.

The following table represents the estimated useful lives of developed technology and customer relationships:

	Fair Value Amount	Estimated Useful Life
	(in thousands)	(in years)
Developed Technology	$28,520	5 to 6
Customer Relationships	$1,560	7 to 10

The preliminary fair value of the identifiable intangible assets: developed technology, in-process research & development and customer relationships were determined using the following methodologies:

Developed Technology: The value assigned to the acquired developed technology was determined using the Multi-period excess earnings method. The fair value of developed technology was capitalized as of the acquisition date and will be amortized using a straight-line method to cost of revenues over the estimated remaining life of 5 to 6 years.

In-Process Research & Development: The value assigned to the acquired in process research and development was determined using the Multi-period excess earnings method. The fair value of developed technology was capitalized as of the acquisition date. In-process research and development capitalized at acquisition is not amortized, and is assessed for impairment on a fair value basis each fiscal quarter until the point at which the project is completed or fails. If successfully completed, acquired in process research and development is amortized over their expected useful life.

Customer Relationships: An intangible customer relationship asset was recognized to the extent that the Company was expected to benefit from future revenues reasonably anticipated given the history and operating practices of MPL. The value assigned to customer relationships was determined using the Incremental cash flow method. The fair value of customer relationships was capitalized as of the acquisition date and will be amortized using a straight-line method to sales and marketing expenses over the estimated remaining life of 7 to 10 years.

The acquisition furthers the strategic aim to accelerate InvenSense’s audio roadmap and complement its current MEMS System on Chip (SoC) product offerings at existing mobile, gaming and wearable device customers, while gaining entry into new markets. The acquisition also is intended to expand InvenSense’s patent portfolio and existing tier one customer base, which includes major OEM brands worldwide.

NOTE 3. MPL FINANCIAL STATEMENTS

The historical financial statements of MPL as presented in the unaudited pro forma combined condensed financial statements were derived from unaudited abbreviated financial statements of MPL for the fiscal year ended March 31, 2013 and for the six months ended September 29, 2013.

The basis of presentation for the unaudited abbreviated financial statements of MPL is similar to the audited abbreviated financial statements of MPL basis of presentation described in Note 1 to the audited Microphone Product Line Financial Statements in Exhibit 99.1 of this Form 8-K/A. The Product Line has not been accounted for as a separate entity, subsidiary or division of ADI. In addition, stand-alone financial statements related to the Product Line have never been prepared previously as ADI’s financial system is not designed to provide complete financial information at the Product Line level, and ADI’s independent auditors have never audited or reported separately on the operations or net assets of the Product Line. Therefore, it is not practical to prepare full financial statements for the Product Line.

The unaudited abbreviated financial statements of MPL have been derived from the accounting records of ADI using its historical results of operations and financial position. ADI has included allocations, where necessary, that are reasonable and appropriate, since certain support costs were not historically assigned to the Product Line. The unaudited abbreviated financial statements of MPL do not necessarily represent the revenues and direct expenses or the net assets of the Product Line if the Product Line had been operating as a separate, stand-alone entity during the periods presented and are not intended to be a complete presentation for the financial position or results of operations for the Product Line. In addition, the unaudited abbreviated financial statements of MPL are not indicative of the financial condition or results of operations of the Product Line going forward due to changes that may be made in the business by InvenSense.

The unaudited abbreviated financial statements of MPL include all or a portion of ADI’s subsidiaries involved in the Product Line, all of which are wholly owned by ADI. All significant intercompany balances and transactions have been eliminated. The functional currency of the operations comprising the Product Line are either the U.S. dollar or the local currency of the country where the subsidiary is located. Amounts denominated in foreign currencies have been translated into U.S. dollars at exchange rates as follows (i) assets accounts at period end rates and (ii) revenue and direct expense accounts at average rates during the period.

The net sales included in the accompanying unaudited abbreviated financial statements of MPL represent net sales directly attributable to the Product Line. The costs and expenses included in the accompanying unaudited abbreviated financial statements of MPL include direct and allocated costs and expenses related to the Product Line. Allocations include expenses such as selling, administration and finance costs. These costs have been allocated to the Product Line based on various allocation methodologies including their relative percentage to ADI’s total revenues.

The unaudited abbreviated financial statements of MPL do not include costs not directly associated with producing the revenue from the Product Line (such as corporate, shared services and other indirect general & administrative costs). Certain expense items not directly associated with the Product Line, such as interest and income taxes were excluded. The allocation of such costs was not historically made and therefore, would not necessarily be indicative of what such costs actually would have been had the Product Line been operated as a stand-alone entity.

NOTE 4. PRO FORMA ADJUSTMENTS

The historical financial information has been adjusted to give the effect to pro forma events that are 1) directly attributable to the acquisition, 2) factually supportable, and 3) with respect to the statement of income, expect to have continued impact on the combined results of the companies. The following pro forma adjustments are included in the unaudited pro forma combined condensed financial statements.

a)	To record the $100 million total cash used to fund the acquisition of MPL.

b)	To reflect the estimated fair value of inventory and property plant and equipment acquired at September 29, 2013.

c)	To record the estimated fair value of identifiable intangible assets and goodwill from the acquisition of MPL.

d)	To record amortization of the fair value of identifiable intangible assets and additional cost of revenues related to the inventory markup from the acquisition of MPL.

e)	To record the tax effect of the pro forma adjustments as if the acquisition had occurred on April 2, 2012.